                                 Troutman Sanders LLP
                              600 Peachtree Street, N.E.
                                      Suite 5200
                             Atlanta, Georgia  30308-2216

                                   December 9, 1996


EnSys Environmental Products, Inc.
4222 Emperor Boulevard
Durham, North Carolina  27703

Ladies and Gentlemen:

    We have examined a copy of the registration statement on Form S-4 (the "Registration Statement") filed by EnSys Environmental Products, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on December 9, 1996, relating to the registration pursuant to the provisions of the Securities Act of 1933, as amended (the "Act"), of 6,715,721 shares of common stock, par value $0.01 per share, of the Company (the "Common Stock"), and 2,164,362 shares of Series A Convertible Preferred Stock, par value $0.01 per share, of the Company (the "Preferred Stock") (the shares of Common Stock and the shares of Preferred Stock are collectively referred to herein as the "Shares"). The Shares are to be issued in connection with the proposed merger of Strategic Diagnostics Inc., a Delaware corporation ("SDI"), with and into the Company (the "Merger") pursuant to the terms of the Agreement and Plan of Merger, dated as of October 11, 1996 (the "Merger Agreement"), by and between SDI and the Company.

    This opinion letter is limited by, and is in accordance with, the January 1, 1992 edition of the Interpretive Standards applicable to Legal Opinions to Third Parties in Corporate Transactions adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia, which Interpretive Standards are incorporated in this opinion letter by this reference. Capitalized terms used in this opinion letter and not otherwise defined herein shall have the meanings assigned to such terms in the Interpretive Standards.

    We have examined originals (or copies certified or otherwise identified to our satisfaction) of the Registration Statement, the Merger Agreement, the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, corporate and other documents, records and papers and certificates of public officials. In giving this opinion, we assume that the certificates representing the Shares will conform to the General Corporation Law of Delaware and the Bylaws of the Company. In such examination we have also assumed the genuineness of all signatures, the authenticity of all documents submitted to us and the genuineness and conformity to original documents of documents submitted to us as certified or photostatic copies.

    On the basis of such examination, it is our opinion that, assuming (i) the Merger shall have been consummated in accordance with the Merger Agreement and the applicable provisions of the General Corporation Law of the State of Delaware; (ii) the pertinent provisions of the Act and the Securities Exchange Act of 1934, as amended, shall have been complied with; and (iii) the applicable provisions of the securities or "blue sky" laws of various states shall have been complied with:

    When certificates evidencing the Shares have been duly executed, countersigned, registered, issued and delivered by the proper officers of the Company in compliance with the Merger Agreement, the Shares will be duly and validly issued and outstanding, fully paid and non-assessable shares of Common Stock and Preferred Stock of the Company as the case may be.

    We are members of the Bar of the State of Georgia. In expressing the opinions set forth above, we are not passing on the laws of any jurisdiction other than the General Corporation Law of the State of Delaware and the Federal law of the United States of America.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the related prospectus.

                                  Very truly yours,

                                  /s/ TROUTMAN SANDERS LLP